As filed with the Securities and Exchange Commission on February 4, 2010
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HYPERSOLAR, INC.
(Name of small business issuer in its charter)

Nevada	3674	26-4298300
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

 93-B Castilian Dr.
Santa Barbara, California 93117
(805) 968-0600
(Address and telephone number of principal executive offices and principal place of business)

Timothy Young
Chief Executive Officer
HyperSolar, Inc.
  93-B Castilian Dr.
Santa Barbara, California 93117
(805) 968-0600
 (Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☐________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common stock, $.001 par value	21,782,460	$0.10	$2,178,246	$155.31

(1)	Includes shares of our common stock, par value $0.001 per share, issued to the selling stockholders prior to the date of this prospectus which may be offered pursuant to this registration statement.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(B) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457 under the Securities Act. The selling stockholders will offer their shares at $0.10 per share. There is currently no established trading market in our common stock.  The price of $0.10 is a fixed price at which the selling stockholders may sell their shares until the Company’s common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2010

HYPERSOLAR, INC.

21,782,460 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 21,782,460 shares of our common stock presently outstanding. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We have paid the expenses of preparing this prospectus and the related registration expenses.

There is no public market for our securities. On or about the date of this prospectus, we intend to have our common stock quoted for trading on the FINRA OTC Bulletin Board. There can be no assurance that our common stock will ever be quoted on a quotation service or a stock exchange or that any market for our securities will develop.

The selling stockholders will sell shares from time to time at a fixed price equal $0.10 per share. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS"
BEGINNING ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed HyperSolar, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

HYPERSOLAR, INC.

Overview

We are developing a solar concentrator technology to increase the power output of solar cells. Based on micro-photonics and existing manufacturing processes, we are developing a thin and flat solar concentrator that can deliver substantially more sunlight onto solar cells. This new approach allows solar cells to produce multiple times more power.  The thin and flat nature of this solar concentrator allows it to be placed as a layer directly on the surface of solar cells in conventional photovoltaic flat panel designs. With HyperSolar as the top layer, management believes solar manufacturers can use significantly fewer solar cells in the production of solar panels, thereby reducing the cost per watt of solar electricity.

By providing photovoltaic manufacturers with a way to lower the cost per watt of solar panels, we believe our technology will help solar become a cost-effective source of clean, renewable energy to power the future needs of the world.

We have only been engaged in our current and proposed business operations since February 2009, and to date, we have been primarily involved in research and development activities. Accordingly, we have no operating history, nor have we achieved any revenues to date.

Organizational History

We were incorporated in the State of Nevada on February 18, 2009. Our authorized capital was increased from 75,000,000 to 505,000,000 on September 11, 2009. Effective also on September 11, 2009, we implemented a forward stock split in a ratio of 20 for 1. Currently, after giving effect to the forward split, there are 126,369,000 shares of common stock issued and outstanding.

Our executive offices are located at 93-B Castilian Dr., Santa Barbara, CA 93117. Our telephone number is (805) 968-0600. Our fiscal year end is June 30.

THE OFFERING

Common stock offered by selling stockholders	21,782,460 shares. The shares offered by the selling stockholders pursuant to this prospectus represent approximately 17 % of the total number of shares of common stock outstanding.

Common stock to be outstanding after the offering	126,369,000 shares

Risk Factors	The shares involve a high degree of risk. Investors should carefully consider the information set forth under “RISK FACTORS” beginning on page 8.

Use of proceeds
We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.  All proceeds from the sale of our common stock sold under this Prospectus will go to the selling stockholders.

The above information regarding common stock to be outstanding after the offering is based on 126,369,000 shares of common stock outstanding as of February 4, 2010 which includes the shares being offered by the selling stockholders in this prospectus.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

OUR LIMITED OPERATING HISTORY DOES NOT AFFORD INVESTORS A SUFFICIENT HISTORY ON WHICH TO BASE AN INVESTMENT DECISION.

We were formed in February 2009 and are currently developing a new technology that has not yet gained market acceptance.  There can be no assurance that at this time we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:
•	competition;
•	need for acceptance of products;
•	ability to continue to develop and extend brand identity;
•	ability to anticipate and adapt to a competitive market;
•	ability to effectively manage rapidly expanding operations;
•	amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and
•	dependence upon key personnel.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

WE WILL NEED ADDITIONAL FINANCING TO EXECUTE OUR BUSINESS PLAN AND FUND OPERATIONS, WHICH ADDITIONAL FINANCING MAY NOT BE AVAILABLE ON REASONABLE TERMS OR AT ALL.

Although we recently raised an aggregate of $1,132,160 million in a private placement, our ultimate success may depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the renewable energy industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

WE MAY BE UNABLE TO MANAGE OUR GROWTH OR IMPLEMENT OUR EXPANSION STRATEGY.

We may not be able to develop our product and service offerings or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR TECHNOLOGIES WHICH WOULD RESULT IN CONTINUED LOSSES AND MAY REQUIRE US TO CURTAIL OR CEASE OPERATIONS.

We are currently developing our technology. We have not generated any revenues and we are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the development process to continue. We cannot assure that our engineering resources will be able to develop the product fast enough to meet market requirements. We can also not assure that our product will gain market acceptance and that we will be able to successfully commercialize the technologies. The failure to successfully develop and commercialize the technologies would result in continued losses and may require us to curtail or cease operations.

OUR REVENUES ARE DEPENDENT UPON ACCEPTANCE OF OUR PRODUCTS BY THE MARKET; THE FAILURE OF WHICH WOULD CAUSE US TO CURTAIL OR CEASE OPERATIONS.

We believe that virtually all of our revenues will come from the sale or license of our products. As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from the sale or license of our products. There can be no assurance that businesses and customers will adopt our technology and products, or that businesses and prospective customers will agree to pay for or license our products. In the event that we are not able to significantly increase the number of customers that purchase or license our products, or if we are unable to charge the necessary prices or license fees, our financial condition and results of operations will be materially and adversely affected.

THE REDUCTION OR ELIMINATION OF GOVERNMENT SUBSIDIES AND ECONOMIC INCENTIVES FOR ON-GRID SOLAR ELECTRICITY APPLICATIONS COULD REDUCE DEMAND FOR OUR SOLAR MODULES, LEAD TO A REDUCTION IN OUR NET SALES AND HARM OUR OPERATING RESULTS.

The reduction, elimination or expiration of government subsidies and economic incentives for solar electricity could result in the diminished competitiveness of solar energy relative to conventional and non-solar renewable sources of energy, which would negatively affect the growth of the solar energy industry overall and our net sales specifically. We believe that the near-term growth of the market for on-grid applications, where solar energy is used to supplement the electricity a consumer purchases from the utility network, depends significantly on the availability and size of government and economic incentives. Currently the cost of solar electricity substantially exceeds the retail price of electricity in every significant market in the world. As a result, federal, state and local governmental bodies in many countries have provided subsidies in the form of tariffs, rebates, tax write-offs and other incentives to end-users, distributors, systems integrators and manufacturers of photovoltaic products. Many of these government incentives could expire, phase-out over time, exhaust the allocated funding or require renewal by the applicable authority. A reduction, elimination or expiration of government subsidies and economic incentives for solar electricity could result in the diminished competitiveness of solar energy, which would in turn hurt our sales and financial condition.

TECHNOLOGICAL CHANGES IN THE SOLAR POWER INDUSTRY COULD RENDER OUR SOLAR POWER PRODUCTS UNCOMPETITIVE OR OBSOLETE, WHICH COULD REDUCE OUR MARKET SHARE AND CAUSE OUR REVENUES TO DECLINE.

The solar power market is characterized by continually changing technology requiring improved features, such as increased efficiency, higher power output and lower price. Our failure to further refine our technology and develop and introduce new solar power products could cause our products to become uncompetitive or obsolete, which could reduce our market share. The solar power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. A variety of competing solar power technologies are under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our solar power products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of solar power products.

IF SOLAR POWER TECHNOLOGY IS NOT SUITABLE FOR WIDESPREAD ADOPTION OR SUFFICIENT DEMAND FOR SOLAR POWER PRODUCTS DOES NOT DEVELOP OR TAKES LONGER TO DEVELOP THAN WE ANTICIPATE, OUR REVENUES WOULD NOT SIGNIFICANTLY INCREASE AND WE WOULD BE UNABLE TO ACHIEVE OR SUSTAIN PROFITABILITY.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;
•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;
•	success of alternative distributed generation technologies such as fuel cells, wind power and micro turbines;
•
fluctuations in economic and market conditions that impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	capital expenditures by customers that tend to decrease when the United States or global economy slows;
•	continued deregulation of the electric power industry and broader energy industry; and
•	availability of government subsidies and incentives.

WE FACE INTENSE COMPETITION, AND MANY OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER RESOURCES THAN WE DO.

We operate in a competitive environment that is characterized by price fluctuation and technological change. We will compete with major international and domestic companies. Some of our current and future potential competitors may have greater market recognition and customer bases, longer operating histories and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. In addition, competitors may be developing similar technologies with a cost similar to, or lower than, our projected costs. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of solar and solar-related products than we can.

Our business plan relies on sales of our solar power products and our competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for solar power products. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

BECAUSE OUR INDUSTRY IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE MAY LOSE MARKET SHARE TO LARGER COMPANIES THAT ARE BETTER EQUIPPED TO WEATHER A DETERIORATION IN MARKET CONDITIONS DUE TO INCREASED COMPETITION.

Our industry is highly competitive and fragmented, subject to rapid change and has low barriers to entry. We may in the future compete for potential customers with solar and heating companies and other providers of solar power equipment or electric power. Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have.

We believe that our ability to compete depends in part on a number of factors outside of our control, including:

•	the ability of our competitors to hire, retain and motivate qualified personnel;
•	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;
•	the price at which others offer comparable services and equipment;
•	the extent of our competitors’ responsiveness to customer needs; and
•	installation technology.

Competition in the solar power services industry may increase in the future, partly due to low barriers to entry, as well as from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

WE MAY BE VULNERABLE TO THE EFFORTS OF ELECTRIC UTILITY COMPANIES LOBBYING TO PROTECT THEIR REVENUE STREAMS AM/FROM COMPETITION FROM SOLAR POWER SYSTEMS.

Electric utility companies could lobby for a change in the relevant legislation in their markets to protect their current revenue streams. Any adverse changes to the regulations and policies of the solar energy industry could deter end-user purchases of solar power products and investment in the research and development of solar power technology. In addition, electricity generated by solar power systems mostly competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities such as flat rate pricing, would require solar power systems to achieve lower prices in order to compete with the price of electricity. Any changes to government regulations or utility policies that favor electric utility companies could reduce our competitiveness and cause a significant reduction in demand for our products.

A DROP IN THE RETAIL PRICE OF CONVENTIONAL ENERGY OR NON-SOLAR ALTERNATIVE ENERGY SOURCES MAY NEGATIVELY IMPACT OUR PROFITABILITY.

We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost of electricity from other sources and their anticipated return on investment resulting from solar power systems. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability. Changes in utility electric rates or net metering policies could also have a negative effect on our business.

OUR BUSINESS DEPENDS ON PROPRIETARY TECHNOLOGY THAT WE MAY NOT BE ABLE TO PROTECT AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Our success will depend, in part, on our technology’s commercial viability and on the strength of our intellectual property rights. The technology is not patented and the only intellectual property rights that exist at present, if any, are trade secret rights. However, trade secrets are difficult to protect and others could independently develop substantially equivalent technology, otherwise gain access to trade secrets relating to the technology, Accordingly, we may not be able to protect the rights to our trade secrets. In addition, any agreements we enter into with our employees, consultants, advisors, customers and strategic partners will contain restrictions on the disclosure and use of trade secrets, inventions and confidential information relating to the technology may not provide meaningful protection in the event of unauthorized use or disclosure.

We recently filed a U.S. patent application. It could take several years for the applications to be processed. However, patent protection may not be obtainable for the technology whether in the U.S. or internationally.  Alternatively, any protection that is obtained may not be broad enough to be effective and of value, or it may not withstand challenges as to validity and enforceability.

Third parties may assert that the technology, or the products we or our customers or partners commercialize using the technology, infringes upon their proprietary rights. We have yet to complete an infringement analysis and, even if such an analysis were available at the current time, it is virtually impossible for us to be certain that no infringement exists, particularly in our case where our products have not yet been fully developed.

We may need to acquire additional licenses from third parties in order to avoid infringement. Any required license may not be available to us on acceptable terms, or at all.

We could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s intellectual property rights as well as in enforcing our rights against others, and if we are found to infringe, the manufacture, sale and use of our or our customers’ or partners’ products could be enjoined. Any claims against us, with or without merit, would likely be time-consuming, requiring our management team to dedicate substantial time to addressing the issues presented. Furthermore, the parties bringing claims may have greater resources than we do.

WE DO NOT MAINTAIN THEFT OR CASUALTY INSURANCE, AND ONLY MAINTAIN MODEST LIABILITY AND PROPERTY INSURANCE COVERAGE AND THEREFORE WE COULD INCUR LOSSES AS A RESULT OF AN UNINSURED LOSS.

We do not maintain theft, casualty insurance, liability or property insurance coverage. We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. Any such uninsured or insured loss or liability could have a material adverse affect on our results of operations.

IF WE LOSE KEY EMPLOYEES AND CONSULTANTS OR ARE UNABLE TO ATTRACT OR RETAIN QUALIFIED PERSONNEL, OUR BUSINESS COULD SUFFER.

Our success is highly dependent on our ability to attract and retain qualified scientific, engineering and management personnel. We are highly dependent on our management, including Timothy Young, our President and CEO and Dr. Nadir Dagli and Dr. Ronald Petkie, the inventors of our technology. The loss of the services of any of these persons could have a material adverse effect on our operations. Our officers are employed on  “at will” basis. Accordingly, there can be no assurance that they will remain associated with us. Our management’s efforts will be critical to us as we continue to develop our technology and as we attempt to transition from a development stage company to a company with commercialized products and services. If we were to lose Mr. Young, Dr. Dagli or Dr. Petkie, or any other key employees or consultants, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

THE LOSS OF STRATEGIC RELATIONSHIPS USED IN THE DEVELOPMENT OF OUR PRODUCTS AND TECHNOLOGY COULD IMPEDE OUR ABILITY TO COMPLETE OUR PRODUCT AND RESULT IN A MATERIAL ADVERSE EFFECT CAUSING THE BUSINESS TO SUFFER.

We may rely on strategic relationships with technology development partners to provide technology.  A loss of these relationships for any reason could cause us to experience difficulties in completing the development of our product and implementing our business strategy. There can be no assurance that we could establish other relationships of adequate expertise in a timely manner or at all.

RISKS RELATING TO OUR COMMON STOCK

THE OFFERING PRICE HAS BEEN ARBITRARILY DETERMINED.

The offering price of the Shares has been determined arbitrarily by the Company.  It does not necessarily bear any relationship to the Company’s assets value, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of the Shares.  In addition, investors in this Offering will sustain immediate substantial dilution per share based upon net tangible book value per share.

THERE ARE RESTRICTIONS ON THE TRANSFERABILITY OF THE SECURITIES.

Until registered for resale, investors must bear the economic risk of an investment in the Shares, for an indefinite period of time. Rule 144 promulgated under the Securities Act (“Rule 144”), which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a six month holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. In addition, the investors have agreed not to sell any of the shares purchased by the investors that are not included in a registration statement for a period of one year through the first anniversary of the effective date of this registration statement of which this prospectus forms a part.  There can be no assurance that the Company will fulfill any reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning the Company, as is required by Rule 144 as part of the conditions of its availability.

LIQUIDITY OF SHARES OF OUR COMMON STOCK IS LIMITED.

Our shares are not and have not been listed or quoted on any exchange or quotation system. We have arranged for a market maker to apply to have our common stock quoted on the OTC Bulletin Board on or about the effective time of the registration statement of which this prospectus forms a part. There can be no assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, investors may be unable to liquidate their investment. Even if a market for our common stock does develop, the market price of our common stock may continue to be highly volatile.

SHOULD OUR STOCK BECOME LISTED ON THE OTC BULLETIN BOARD, IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO TRADE OUR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we become listed on the OTC Bulletin Board, but we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity of our securities could be severely adversely affected by limiting the ability of broker-dealers to trade our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK COULD BE SUBJECT TO EXTREME VOLATILITY.

The trading price of our common stock may be affected by a number of factors, including events described in the risk factors set forth in this prospectus, as well as our operating results, financial condition and other events or factors. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock and wide bid-ask spreads. These fluctuations may have a negative effect on the market price of our common stock.  In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

WE HAVE NEVER PAID COMMON STOCK DIVIDENDS AND HAVE NO PLANS TO PAY DIVIDENDS IN THE FUTURE, AS A RESULT OUR COMMON STOCK MAY BE LESS VALUABLE BECAUSE A RETURN ON AN INVESTOR’S INVESTMENT WILL ONLY OCCUR IF OUR STOCK PRICE APPRECIATES.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. There can be  no assurance that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

OUR COMMON STOCK MAY BE SUBJECT TO “PENNY STOCK” RULES OF THE SECURITIES AND EXCHANGE COMMISSION, WHICH MAY MAKE IT MORE DIFFICULT FOR STOCKHOLDERS TO SELL OUR COMMON STOCK.

 Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on a national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we are subject to the penny stock rules for any significant period, it could have an adverse effect on the market liquidity of our stock and investors may find it more difficult to dispose of our securities.

WE MAY NEED ADDITIONAL CAPITAL, AND THE SALE OF ADDITIONAL SHARES OR OTHER EQUITY SECURITIES COULD RESULT IN ADDITIONAL DILUTION TO OUR STOCKHOLDERS.

If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Financing may not be available in amounts and on terms acceptable to us, or at all. In addition, the successful execution of our business plan requires significant cash resources, including cash for investments and acquisition. Changes in business conditions and future developments could also increase our cash requirements. To the extent we are unable to obtain external financing, we will not be able to execute our business plan effectively. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholder.

Transaction Being Registered In This Prospectus

In January, 2010, we completed a private placement of $1,132,160 shares of our common stock, or a total of 11,321,600 shares at a price of $0.10 per share (the “Offering”). The Offering was made to accredited investors. Pursuant to the terms of the Subscription Agreement with the investors in the Offering, we granted piggy-back registration rights to the investors to register the first 15,000 shares purchased plus 10% of all shares purchased thereafter. Accordingly, we are registering 2,414,660 shares sold to the investors in the private placement in this Registration Statement of which  this prospectus forms a part.

Pursuant to the terms of the Subscription Agreement, the investors agreed not to sell any of the shares purchased by the investors that are not included in a registration statement for a period of one year through the first anniversary of the effective date of this Registration Statement of which this prospectus forms a part.

In April, 2009, we entered into Subscription Agreements with accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of $6,939.50 in shares of our common stock, or a total of 92,526,600 shares.  Pursuant to the terms of the Subscription Agreement we granted the investors piggy-back registration rights to register the shares.  The investors have requested to register an aggregate of 18,000,000 shares.

In January 2010, we issued 1,367,800 shares to a consultant in lieu of payment for $136,780 of invoiced services.  We granted the consultant piggy back registration rights to register the shares.

 *We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders, which we previously issued to the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.  We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated, unless otherwise indicated. No selling shareholders are broker-dealers or affiliates of broker-dealers. Further, none of the selling stockholders have held any position, office or other material relationship with the Company or any of the Company’s predecessors or affiliates within the past three years.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. The percentage of shares owned after the offering is based upon 126,369,000 shares issued and outstanding as of February 4, 2010.

Stockholder Name	Number of Shares beneficially owned prior to the Offering	Percentage of Shares owned before the Offering	Number of shares offered pursuant to this Prospectus	Number of Shares owned after the Offering (1)	Percentage of Shares owned after the Offering
Alan W. Weiner	60,000	0.05%	19,500	40,500	0.03%
Andrew D. Berk	40,000	0.03%	17,500	22,500	0.02%
Andrew Goldsmith	500,000	0.40%	63,500	436,500	0.35%
Anhua Chin	50,000	0.04%	18,500	31,500	0.02%
Arthur Altounian and Kelli Altounian	50,000	0.04%	18,500	31,500	0.02%
Ashkan Namdaran	17,500	0.01%	15,250	2,250	0.00%
Blair Capital Inc. (2)	1,500,000	1.19%	163,500	1,336,500	1.06%
Brandon Chabner as Trustee for The Chabner Family Trust 12-11-2001	15,000	0.01%	15,000	0	0.00%
Brent Denlinger	25,000	0.02%	16,000	9,000	0.01%
Brett J. Cohen	15,000	0.01%	15,000	0	0.00%
Brian Ward	400,000	0.32%	53,500	346,500	0.27%
Bruce E. King	100,000	0.08%	23,500	76,500	0.06%
Bryan Tashjian	100,000	0.08%	23,500	76,500	0.06%
Byron and Linda Elton	15,000	0.01%	15,000	0	0.00%
Calvin M. Wong	20,000	0.02%	15,500	4,500	0.00%
Chuck K. Lew	15,000	0.01%	15,000	0	0.00%
Colin Miyajima	20,000	0.02%	15,500	4,500	0.00%
Craig Gutjahr	50,000	0.04%	18,500	31,500	0.02%
David Ludwig, Brandon Rule, Phillip Chang as Tenants-in-Common	30,000	0.02%	16,500	13,500	0.01%
Dawn M Stroupe	100,000	0.08%	23,500	76,500	0.06%
Deamin, Inc. (3)	100,000	0.08%	23,500	76,500	0.06%
Demetri Agryropoulos	250,000	0.20%	38,500	211,500	0.17%
Denise Cheng	15,000	0.01%	15,000	0	0.00%
Derek Johansen and Susan McConnell	50,000	0.04%	18,500	31,500	0.02%
Erik Brandin	100,000	0.08%	23,500	76,500	0.06%
Eugene G. Laufenberg	120,000	0.09%	25,500	94,500	0.07%
Evan S. Rubin	50,000	0.04%	18,500	31,500	0.02%
Fenway Advisory Group (4)	1,367,800	1.08%	1,367,800	0	0.00%
Foland Financial, Inc. (5)	25,000	0.02%	16,000	9,000	0.01%
Frank Alfieri	15,000	0.01%	15,000	0	0.00%
Frank Donatelli	20,000	0.02%	15,500	4,500	0.00%
Frank Lanore	15,000	0.01%	15,000	0	0.00%
Fred Stefany	50,000	0.04%	18,500	31,500	0.02%
Gary R. Wallace	500,000	0.40%	63,500	436,500	0.35%
Gary S. Wien	150,000	0.12%	28,500	121,500	0.10%
Gecco Consulting, LLC (6)	50,000	0.04%	18,500	31,500	0.02%
Gecco Consulting, LLC (7)	194,100	0.15%	32,910	161,190	0.13%
George B. Davis	100,000	0.08%	23,500	76,500	0.06%
Holly Williams	50,000	0.04%	18,500	31,500	0.02%
Invest West Financial II, LLC	750,000	0.59%	88,500	661,500	0.52%
Jason C. Lew	15,000	0.01%	15,000	0	0.00%
Jason Ludwig	20,000	0.02%	15,500	4,500	0.00%
Jason M. Dunster	30,000	0.02%	16,500	13,500	0.01%
Jason M. Gustafson	99,000	0.08%	23,400	75,600	0.06%
Jeff Morreale	50,000	0.04%	18,500	31,500	0.02%
Jennifer Cheng	15,000	0.01%	15,000	0	0.00%
Jeremy Roll	15,000	0.01%	15,000	0	0.00%

John Brent Kuykendall	20,000	0.02%	15,500	4,500	0.00%
John D. Lund and Christina E. Lund Revocable Living Trust dated June 23, 1998	500,000	0.40%	63,500	436,500	0.35%
John Hui	100,000	0.08%	23,500	76,500	0.06%
John J. Ryan and Mary B. Ryan	50,000	0.04%	18,500	31,500	0.02%
Joseph and Angela Ippolito	100,000	0.08%	23,500	76,500	0.06%
Joseph P. Sienicki and Nancy J. Sienicki	15,000	0.01%	15,000	0	0.00%
Joseph Sachen III	50,000	0.04%	18,500	31,500	0.02%
Joshua Smith & Emily Zachary Smith	50,000	0.04%	18,500	31,500	0.02%
Joshua Smith & Emily Zachary Smith	50,000	0.04%	18,500	31,500	0.02%
Karen Rogers	15,000	0.01%	15,000	0	0.00%
Kari Negri	15,000	0.01%	15,000	0	0.00%
Kathryn Bailey	15,000	0.01%	15,000	0	0.00%
Kathy Aaronson	15,000	0.01%	15,000	0	0.00%
Ken Yao	50,000	0.04%	18,500	31,500	0.02%
Kenneth M Nepove	1,000,000	0.79%	113,500	886,500	0.70%
Kent Wheeler	30,000	0.02%	16,500	13,500	0.01%
Kyubyung Kwon	20,000	0.02%	15,500	4,500	0.00%
Lloyd Sax	15,000	0.01%	15,000	0	0.00%
Lou Routbard	500,000	0.40%	63,500	436,500	0.35%
Merrill Lynch Pierce Fenner & Smith, Inc. FBO Paul S. Tanzman IRA	250,000	0.20%	38,500	211,500	0.17%
Merrill Lynch Pierce Fenner & Smith, Inc. FBO Paul S. Tanzman IRRA	250,000	0.20%	38,500	211,500	0.17%
Michael Donatelli	16,000	0.01%	15,100	900	0.00%
Michael Solomon and Naomi Lieberman	50,000	0.04%	18,500	31,500	0.02%
Mitchell R. Farmer	15,000	0.01%	15,000	0	0.00%
Neil and Laura Jane Boushell	100,000	0.08%	23,500	76,500	0.06%
Neil S. Sullivan	100,000	0.08%	23,500	76,500	0.06%
Nicholas Vigorito and Maria Nawrocki	15,000	0.01%	15,000	0	0.00%
Oppenheimer & Co. Inc. FBO Robert R. Shefik RLVR IRA	150,000	0.12%	28,500	121,500	0.10%
Paula Stefany	50,000	0.04%	18,500	31,500	0.02%
Peter Lombardi	15,000	0.01%	15,000	0	0.00%
Portofino Capital Inc. (8)	100,000	0.08%	23,500	76,500	0.06%
PTC Cust IRA FBO Eric M. Campbell	300,000	0.24%	43,500	256,500	0.20%
Reid Harrison	120,000	0.09%	25,500	94,500	0.07%
Richard Travis Beifuss	6,000,000	4.75%	6,000,000	0	0.00%
Robert Lombardi and Lorraine Lombardi JTWR0S	15,000	0.01%	15,000	0	0.00%
Robert R. Shefik	250,000	0.20%	38,500	211,500	0.17%
Roger R. Rittenhouse	100,000	0.08%	23,500	76,500	0.06%
Ronald D. and Barbara A. Hejnal	60,000	0.05%	19,500	40,500	0.03%
Scott Lassers	15,000	0.01%	15,000	0	0.00%
Scott Lewis and Kelly Lewis	200,000	0.16%	33,500	166,500	0.13%
Shirley B. Lyon	50,000	0.04%	18,500	31,500	0.02%
Sidney and Annette Ludwig	20,000	0.02%	15,500	4,500	0.00%
Simone Rayden	300,000	0.24%	43,500	256,500	0.20%
Steven Friedland	25,000	0.02%	16,000	9,000	0.01%
Susan J. Sung	20,000	0.02%	15,500	4,500	0.00%

Tanner Jon Elton	15,000	0.01%	15,000	0	0.00%
Thomas Zachary	25,000	0.02%	16,000	9,000	0.01%
Tyler Banks	15,000	0.01%	15,000	0	0.00%
Varin Udompanyanan	50,000	0.04%	18,500	31,500	0.02%
William Egan	50,000	0.04%	18,500	31,500	0.02%
Wings Fund, Inc. (9)	6,000,000	4.75%	6,000,000	0	0.00%
Ying Xue Huang	6,000,000	4.75%	6,000,000	0	0.00%
Total	30,689,400		21,782,460	8,906,940

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(1)	Assumes that all securities will be sold.

(2)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934,Neil S. Sullivan may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(3)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Dean Minerd may be deemed a control person of the shares owned by such entity, with final voting and investment control over such shares.

(4)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Neil S. Sullivan may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(5)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Ryan Foland may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(6)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934,Wayne Irving may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(7)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Wayne Irving may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(8)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Neil S. Sullivan may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(9)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Karen M. Graham may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

We are developing a solar concentrator technology to increase the power output of solar cells. Based on micro-photonics and existing manufacturing processes, we are developing a thin and flat solar concentrator that can deliver substantially more sunlight onto solar cells. This new approach allows solar cells to produce multiple times more power.  The thin and flat nature of this solar concentrator allows it to be placed as a layer directly on the surface of solar cells in conventional photovoltaic flat panel designs. With HyperSolar as the top layer, management believes solar manufacturers can use significantly fewer solar cells in the production of solar panels, thereby reducing the cost per watt of solar electricity.

By providing photovoltaic manufacturers with a way to lower the cost per watt of solar panels, we believe our technology will help solar become a cost-effective source of clean, renewable energy to power the future needs of the world.

We are currently underway with the development of a demonstration prototype of our technology.  We recently began operating our business, and have not generated any revenues.  When we have completed a commercial product design based on our technology, we intend to use licensing and partnering strategies to enter the market.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of property, plant and equipment, intangible assets, deferred tax assets and fair value computation using the Black Scholes option pricing model. We base our estimates on historical experience and on various other assumptions, such as the trading value of our common stock and estimated future undiscounted cash flows, that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Revenue Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, such as when a purchase order or contract is received from the customer, the selling price is fixed, title to the goods has changed and there is a reasonable assurance of collection of the sales proceeds.  We obtain written purchase authorizations from our customers for a specified amount of product at a specified price and consider delivery to have occurred at the time of shipment.  Revenue is recognized at shipment and we record a reserve for estimated sales returns, which is reflected as a reduction of revenue at the time of revenue recognition.

Use of Estimates

In accordance with accounting principles generally accepted in the United States, management utilizes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates and assumptions relate to recording net revenue, collectibility of accounts receivable, useful lives and impairment of tangible and intangible assets, accruals, income taxes, inventory realization, stock-based compensation expense and other factors. Management believes it has exercised reasonable judgment in deriving these estimates. Consequently, a change in conditions could affect these estimates.

Fair Value of Financial Instruments

The Company's cash, accounts payable, accrued interest, and note payable are stated at cost which approximates fair value due to the short-term nature of these instruments.

Recently Issued Accounting Pronouncements

The Company has adopted the accounting pronouncement for subsequent events, which establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This guidance applies to interim or annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Company's financial statements.

In June 2009, the FASB issued guidance under Accounting Standards Codification (“ASC”) Topic 105, “Generally Accepted Accounting Principles” (SFAS No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles). This guidance establishes the FASB ASC as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. SFAS 168 and the ASC are effective for financial statements issued for interim and annual periods ending after September 15, 2009. The ASC supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the ASC has become non-authoritative. Following SFAS 168, the FASB will no longer issue new standards in the form of Statements, FSPs, or EITF Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to update the ASC, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the ASC. We adopted ASC 105 effective for our financial statements issued as of December 31, 2009. The adoption of this guidance did not have an impact on our financial statements but will alter the references to accounting literature within the financial statements.

In August 2009, the FASB issued guidance under Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value”. This guidance clarifies how the fair value a liability should be determined. This guidance is effective for the first reporting period after issuance. We have adopted this guidance for our interim period ending December 31, 2009. The adoption of this guidance has no material impact on our financial statements

Liquidity and Capital Resources

As of December 31, 2009, we had $348,006 of working capital as compared to a working deficit of $(42,533) from inception (February 18, 2009) through June 30, 2009. This increase of $390,539 was due primarily to private placements of shares of common stock pursuant to Subscription Agreements which we entered into with accredited investors.

Cash flow used in operating activities was $209,083 for the six months ended December 31, 2009 and $39,561 for the period of inception (February 18, 2009) through June 30, 2009. This cash used by operating activities was primarily due to the cost of salaries and professional fees. The Company is in its development stage and has had no revenues.

Cash used in investing activities was $3,211 for the six months ended December 31, 2009 and $9,324 for the period of inception (February 18, 2009) through June 30, 2009.  The cash used in investing activities was primarily due to the purchase of fixed assets.

Cash provided from financing activities during the six months ended December 31, 2009 was $740,597 and $52,542 for the period of inception (February 18, 2009) through June 30, 2009.  The cash provided from financing activities was due to the sale of shares of our common stock through private placements.  Of the $52,542 from inception (February 18, 2009) through June 30, 2009, $44,553 related to proceeds from notes payable from a related party.

Our financial statements as of December 31, 2009 have been prepared under the assumption that we will continue as a going concern from inception (February 18, 2009) through December 31, 2009. Our independent registered public accounting firm have issued their report dated January 20, 2010 that included an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern ultimately is dependent on our ability to generate a profit which is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, to achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PLAN OF OPERATION AND FINANCING NEEDS

Our plan of operation within the next twelve months is to utilize our cash balances to develop a demonstration prototype.  The purpose of the prototype will be to demonstrate how our technology can increase the output of power of a typical solar cell overlaid with the HyperSolar concentration layer.

This prototype will be used for demonstration purposes only and is not meant for commercial deployment.  We are currently underway in the development of this demonstration prototype.

We believe that our current cash and investment balances will be sufficient to support development activities until January 2011 at which time management estimates that it will require additional cash resources.

Operating Expenses

Operating expenses for the six months ended December 31, 2009 were $389,099. The operating expenses consisted primarily of $128,455 in professional fees, $74,375 in salaries, and $65,750 in research and development.  Operating expenses from inception (February 18, 2009) through June 30, 2009, were $40,931. The operating expenses consisted primarily of $4,599 in marketing expenses and $32,425 in research and development.

Net Loss

For the six months ended December 31, 2009, our net loss was $(391,854). The net loss was related primarily to operating expenses for salaries and professional fees.  From inception (February 18, 2009) through June 30, 2009, our net loss was $(41,523).  The net loss was primarily related to operating expenses for marketing and research and development.  We recently began operating our business, and no revenues were generated to cover our operating costs, since we are in the development stage of our Company.

BUSINESS

Organizational History

We were incorporated in the State of Nevada on February 18, 2009. Our authorized capital was increased from 75,000,000 to 505,000,000 on September 11, 2009. Effective also on September 11, 2009, we implemented a forward stock split in a ratio of 20 for 1. Currently after giving effect to the forward split, there are 113,526,600 shares of common stock issued and outstanding.

We have only been engaged in our current and proposed business operations since February 2009, and to date, we have been primarily involved in research and development activities. Accordingly, we have no operating history, nor have we achieved any revenues to date.

Corporate Information

Our executive offices are located at 93-B Castilian Dr., Santa Barbara, CA 93117. Our telephone number is (805) 968-0600.

Overview

We are developing a solar concentrator technology to increase the power output of solar cells. Based on micro-photonics and existing manufacturing processes, we are developing a thin and flat solar concentrator that can deliver substantially more sunlight onto solar cells. This new approach allows solar cells to produce multiple times more power.  The thin and flat nature of this solar concentrator allows it to be placed as a layer directly on the surface of solar cells in conventional photovoltaic flat panel designs. With HyperSolar as the top layer, management believes solar manufacturers can use significantly fewer solar cells in the production of solar panels, thereby reducing the cost per watt of solar electricity.

By providing photovoltaic manufacturers with a way to lower the cost per watt of solar panels, we believe our technology will help solar become a cost-effective source of clean, renewable energy to power the future needs of the world.

Market Opportunity

With an unlimited amount of free sunlight, solar power can be considered to be the ultimate source of clean, renewable energy leading to energy independence, national security and a sustainable way of life. Management believes that the key to realizing this promise is finding a way to reduce the cost per watt of solar electricity to the point where it is cost competitive with conventional electricity.

We intend to reduce the cost of solar panels by replacing expensive solar cells with our inexpensive optical solar concentrators.  When fully developed, we believe that our solar concentrator technology, based on polymer materials and processes, will cost less to manufacture than photovoltaic solar cells based on semiconductor materials and processes.

Our Technology

Our technology acts as a thin and flat “magnifying glass” that can be placed directly on the surface of solar cells to magnify the power of the Sun to significantly increase the power output of solar cells. This technology offers a new approach to lower the cost per watt of solar panels by inexpensively delivering more sunlight to the expensive solar cells.  Instead of covering the entire panel surface with solar cells, manufacturers can cover the panel with HyperSolar layers to collect the sunlight and use fewer solar cells underneath the HyperSolar layers for electricity conversion.

The scientific principle behind the use of solar concentrators, such as lenses and mirrors, to magnify the power of the Sun has been known for a very long time.  By marrying the scientific principle of solar concentration and innovative photonics techniques, we are developing a thin and flat solar concentrator for direct placement on the surface conventional solar cells in a flat panel design.

When a large area of solar energy is collected and concentrated onto a smaller area, the solar power per unit area hitting the solar cell is magnified. Therefore, the power output of the solar cell is magnified. Traditional silicon solar cells can only handle low magnification levels, while very expensive high efficiency solar cells, such as those made from gallium arsenide, can handle high magnification levels. We intend to offer different versions of our technology to address the full range of solar cells and applications.

Low Magnification	High Magnification	Mix-Mode Magnification

Innovative Photonics

Our patent-pending technology is based on four primary innovations:

•
Micro Concentrators – A matrix of small and highly efficient solar concentrators are used to collect sunlight throughout the day from a wide range of angles without requiring mechanisms to track the sun.

•
Photonics Light Routing – An innovative solid-state photonics network underneath the Micro Concentrators transports light from points of collection at the top, to points of concentrated output at the bottom. This results in a very thin layer.

•
Photonics Light Separation – Innovative techniques are employed in the photonics network to separate the collected sunlight into different spectrum ranges, where they can be routed to different output points at the bottom where different types of solar cells may be placed.

•
Photonics Thermal Management – Solar cells can only convert a part of the solar spectrum into electricity. The unused portion turns into heat, which actually degrades the performance of the solar cell. Our technology filters out the unused solar spectrum to deliver maximum useful solar energy to the solar cell and avoid overheating.

With HyperSolar as the top layer, management believes that manufacturers can use significantly fewer solar cells in the production of solar panels, thereby dramatically reducing the cost per watt of electricity.

Compliance with Environmental Laws and Regulations

Our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with these regulations has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

Manufacturing and Distribution

The Company will use licensing and partnering strategies to enter the market.  The Company intends to distribute its technology through licensing agreements and partnering strategies with unidentified third parties.

 Intellectual Property

We have filed a patent application with the U.S. Patent and Trademark Office to protect the intellectual property rights for “Thin and Flat Solar Collector-Concentrator and Method of Fabrication”. The invention is a photonics-based planar solar concentrator designed to collect sunlight from a large area on top, concentrating that solar energy, and directing it to a smaller area at the bottom where a solar cell can be attached. The inventors listed on the patent application are Nadir Dagli and Ronald Petkie.  The Company is listed as the assignee.

Competition

The market for the manufacture, marketing and the sale of solar related products is highly competitive. Such competition could drive up the cost of retaining qualified engineers and other key employees, as well as other operating expenses. Moreover, if production capacity in the industry increases faster than demand for solar power, sales prices could be depressed. Increases in the solar power industry may negatively affect demand and the competitive position of our technology.

Competition from other concentrated solar technologies will likely increase as the global solar market expands. This could also have a negative impact on us or our customers’ ability to obtain additional capital from investors. Larger foreign owned and domestic companies which have been engaged in the alternative energy business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own solar technology manufacturing and marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we or our customers are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition.

DESCRIPTION OF PROPERTY

Our principal office is located at 93-B Castilian Dr. Suite C, Santa Barbara, California 93117. We lease approximately 1,200 square feet, with an annual cost of approximately $18,000.  The term of the lease is one year which expires on September 1, 2010, and thereafter will become month to month. We believe that our current premises are sufficient to handle our activities for the near future.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. There has been no bankruptcy, receivership or similar proceedings.

Employees

As of the date of this prospectus, we have two (2) full-time employees and several consultants. We have not experienced any work stoppages and we consider relations with our employees to be good.

MARKET FOR COMMON STOCK
AND RELATED SHAREHOLDER MATTERS

OTC Bulletin Board Considerations

There is no public market for our securities. On or before the date of this prospectus we intend to have our common stock quoted for trading on the FINRA OTC Bulletin Board. There can be no assurance that our common stock will ever be quoted on a quotation service or a stock exchange or that any market for our securities will develop.

Holders

As of February 5, 2010, the Company had 108 stockholders of record.

Transfer Agent

The Company's registrar and transfer agent is Computershare Trust Company N.A., 250 Royall Street, Canton, MA 02021

Dividend Policy

We have never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plans or arrangements under which equity securities are authorized for issuance.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our directors and executive officers, and their positions with us:

Name	Age	Position
Timothy Young	44	President, CEO and Director
Ronald Petkie	57	Chief Technology Officer
Christopher Marquis	27	Director

[need to clearly show employment history for the prior 5 years as required by SEC rules.

Executive Biographies

Timothy Young – President and CEO

Tim Young is an accomplished executive with over 15 years of management experience in media and Internet technology companies. Most recently September 2007 through August 2009, Mr. Young was the President of Rovion, Inc., an internet media startup company, where he increased revenues through a channel sales strategy that included companies such as Clear Channel, Disney, CBS, and Fox Television and bolstered the company's technical capabilities through strategic acquisitions.

Prior to Rovion, Mr. Young was employed by Time Warner Inc. from October 1998 through July 2007, where he served as Vice President and Regional Vice President of various divisions including America Online and Time Warner Cable. During his tenure, Mr. Young built some of the highest performing sales organizations at Time Warner with responsibilities ranging from product development, marketing, staff training to leadership development. After Time Warner's acquisition of Adelphia Media Services and Comcast in 2004, Mr. Young served as Regional Vice President of Western Region, and was responsible for successfully integrating the California sales teams which accounted for over $200 million in revenues with 250 sales and marketing personnel, and launched several new product offerings.

Ronald Petkie, Ph.D. – Chief Technology Officer

Ronald Petkie, co-inventor of the Company’s technology, has over 20 years of diversified experience in advanced materials technology and thin and thick film processes. From 2003 to 2009, Dr. Petkie worked on cutting edge alternative energy technologies, with a heavy emphasis on photovoltaic solar cell technologies for companies such as First Solar, Evergreen Solar and Advent Solar. His industrial experience encompasses a broad range of solar cell technology, from the quality of materials to a deep understanding of device physics and manufacturing technologies and their interrelationships. This experience enabled him to develop improvements and novel processes for manufacturing solar cells with better yield and performance through characterization and statistical performance modeling.

Prior to working in the alternative energy industry, Dr. Petkie spent six years at Diamonex as the principal investigator for development and application engineering of synthetic diamond wafer technology, primarily involving advanced high-performance microelectronic packaging. He began his career at an IBM semiconductor pilot line as a Senior Engineer developing and managing manufacturing processes for magnetic sensor chips, and several years at the Materials Laboratory at the IBM Research Division involving thin film technology and equipment. Dr. Petkie holds a Ph.D. degree in Materials Engineering from Rensselaer Polytechnic Institute, a Masters degree in Electrical Engineering and a Bachelors degree in Physics from Pennsylvania State University.

Dr. Petkie has authored numerous patent applications involving thin film, thick film, microelectronic manufacturing processes, and photovoltaics, and is the listed inventor in 5 issued patents. He has authored or co-authored over 32 technical publications. Dr. Petkie’s realm of expertise includes knowledge and hands-on work in thin and thick film technology, microelectronic packaging, materials analysis and electrical characterization, statistical analysis / neural networks, vacuum equipment and deposition (PVD, CVD, electroplating, wet powder spraying, e-beam, rf and dc sputtering, electrochemical techniques), metallization processes / metal-ceramic bonding, high-temperature processing / sintering, optical filters, electron microscopy, process-properties-microstructure relationships, crystallization processes, crystallographic characterization-relationships, electronic materials / devices / sensors, photovoltaics, hydrogen separation for fuel cells, thermal management materials and techniques, magnetic sensors, photography and imaging.

Christopher Marquis, Director

Christopher Marquis is a real estate executive who provides advisory and transactional services for investors of shopping centers, retail properties, and single tenant assets throughout Southern California. Since 2008, he has been employed by Sperry Van Ness, a real estate advisory firm located in Irvine, California. Prior to his employment by Sperry Van Ness, from April 2006 through September 2006, Mr. Marquis was responsible for market research and financial analysis assistance on new projects for the development team at Treadwell Robertson, Inc. a real estate developer located in San Juan Capistrano, California. Mr. Marquis graduated in 2007 from Brigham Young University in Provo, Utah with a Bachelor of Science degree in Finance at the Marriott School of Management.  While working on his degree, Mr. Marquis held a management position at DP Clothing in Provo, Utah from Noveember 2003 until April 2006.

Advisory

Nadir Dagli, Ph.D. – Chief Scientific Advisor

Nadir Dagli, lead inventor of the Company’s technology, is an expert in the field of photonics and nanophotonics for high-speed telecommunication devices. He received his Ph.D. in electrical engineering from the Massachusetts Institute of Technology, Cambridge, MA in 1986. Since 1987, Dr. Dagli has been a professor of electrical and computer engineering at the University of California at Santa Barbara (UCSB). His current research includes the design, fabrication and modeling of guided-wave components for optical integrated circuits, ultra fast electro-optic optical modulators, wavelength division multiplexed components and photonic nanostructures. He has consulted with both government and international agencies such as NSF and the United Nations as well as corporate enterprises such as Tektronix and Teledyne. Dr. Dagli is a fellow of the Institute of Electrical and Electronics Engineers (IEEE), an honor conferred to those with an extraordinary record of accomplishments in the IEEE fields of interest.

Over his career, Dr. Dagli has pioneered many novel breakthrough technologies in photonics and made significant contributions to compound semiconductor electro-optic modulators that are critical to high-speed telecommunication systems. His group was the first to demonstrate electron wave interference effects and current switching in coupled electron wires. In enabling advanced photonics research, Dr. Dagli made pioneering contributions to novel beam propagation methods (BPMs) to account for wide angle and vector nature of electromagnetic wave propagation. His BPMs are the most efficient in the world today and are included in most commercial photonics simulation and engineering software packages. Dr. Dagli’s novel slow wave traveling wave electrodes on GaAs/AlGaAs epitaxial layers removed from their substrates allowed for the realization and fabrication of optical modulators with bandwidths exceeding 40 GHz. Most recently, his research group broke the record for successfully making the world’s lowest drive voltage optical modulator with drive voltages of 0.3 V.

Dr. Dagli chaired and served on the technical program committees and advisory committees of numerous leading conferences such as CLEO, CLEO Pacific Rim, IEEE Lasers and Electro Optics Society Annual Meeting, IEEE International Topical Meeting on Microwave Photonics, OSA Integrated Photonic and Nanophotonics Research and Applications topical meeting, SPIE Photonics West and SPIE International Symposium on Microtechnologies for the New Millennium. He served as a member of editorial board of IEEE Transactions on Microwave Theory and Techniques, 1994-1998. Dr. Dagli was the Associate Editor for IEEE Photonics Technology Letters from 1997 to 2000 and the Editor-in-Chief of IEEE Photonics Technology Letters 2000-2005. He authored and coauthored over 150 referred journal and conference publications, several book chapters as well an edited book entitled “High Speed Photonic Devices” Published by Taylor and Francis.

Board of Directors:

The Directors of the Company are elected by the vote of a majority in interest of the holders of the voting stock of the Company and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business.  The directors must be present at the meeting to constitute a quorum.  However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board.  The Company’s directors currently do not receive monetary compensation for their service on the Board of Directors.

COMMITTEES OF THE BOARD

We currently have no audit committee, compensation committee, nominations and governance committee of our board of directors.

INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS

No executive officer, director or any member of these individuals' immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

FAMILY RELATIONSHIPS

There are no family relationships among our executive officers and directors.

LEGAL PROCEEDINGS

As of the date of this prospectus, there are no material proceedings to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

CODE OF ETHICS

We have not adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

The table below sets forth the compensation earned by each person acting as our Principal Executive Officer, Principal Financial Officer and our other most highly compensated executive officers whose total annual compensation exceeded $100,000 (together, the “Named Executive Officers”).

Name & Principal Position	Year		Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Timothy Young, CEO and Acting CFO	2009	(1)	0		0	0	0	0	0	0	0
	2010		$106,250	(2)	0	0	0	0	0	0	0

(1)	The Company was formed on February 18, 2009.
(2)	Pursuant to the terms of the employment between the Company and Mr. Young, Mr. Young shall receive a monthly compensation of $21,250 per month, $255,000 annually.

Outstanding Equity Awards at Fiscal Year-End

There were no grants of options to purchase our common stock to the named executive officers at June 30, 2009.

EMPLOYMENT AGREEMENTS

Our CEO, Timothy Young is employed as an “at- will” employee whose employment with the Company may be terminated at any time by either party. We have agreed to pay Mr. Young an annual salary of $255,000, subject to modification in accordance with the Company’s policies, practices and procedures.  In addition, we have agreed to pay Mr. Young three months base salary, in the event his employment is terminated by the Company. Mr. Young is eligible to receive a quarterly bonus as determined by the Company’s Board of Directors and to participate in any benefit plan implemented by the Company.

Our CTO, Dr. Ronald Petkie, is also employed as an “at- will” employee whose employment with the Company may be terminated at any time by either party. We have agreed to pay Dr. Petkie an annual salary of $120,000, subject to modification in accordance with the Company’s policies, practices and procedures.  In addition, we have agreed to pay Dr. Petkie three months base salary, in the event his employment is terminated by the Company. Dr. Petkie is eligible to receive a quarterly bonus as determined by the Company’s Board of Directors and to participate in any benefit plan implemented by the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which we are or was to be a participant and the amount involved exceeds $ 120,000, and in which any related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth, as of February 4, 2010, the number of and percent of our common stock beneficially owned by:

•	all directors and nominees, naming them,
•	our executive officers,
•	our directors and executive officers as a group, without naming them, and
•	persons or groups known by us to own beneficially 5% or more of our common stock:

We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from February 4, 2010 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of February 4, 2010 have been exercised and converted.

Title of Class	Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock (1)
Common Stock	Timothy A. Young(2)	10,000,000	7.91%
Common Stock	Dr. Ronald Petkie (2)	5,000,000	3.96%
Common Stock	Christopher Marquis (2)	1,153,000	0.91%
Common Stock	Cumorah Capital, Inc.	32,363,300 (3)	25.61%
Common Stock	Pearl Innovations, LLC.	32,763,300 (4)	25.92%
Common Stock	All Executive Officers and Directors as a Group (3 persons)	16,000,000	12.66%

(1)	Based upon 126,369,000 shares issued and outstanding as of February 4 2010
(2)	Executive Officers and Directors of the Company
(3)	William E. Beifuss holds voting and dispositive power over the shares held by Cumorah Capital, Inc.
(4)	Elaine Lei holds voting and dispositive power over the shares held by Pearl Innovations, LLC.

DESCRIPTION OF SECURITIES

We are authorized by our Articles of Incorporation, as amended, to issue an aggregate of 505,000,000 shares of capital stock, of which 500,000,000 are shares of common stock, par value $.001 per share (the "Common Stock") and 5,000,000 are shares of preferred stock, par value $.001 per share (the “Preferred Stock”). As of February 4, 2010, we have 126,369,000 shares of Common Stock and no shares of preferred issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company’s earnings, capital requirements and financial condition, as well as other relevant factors.  The Company has not paid any dividends since its inception and does not intend to pay any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in its business.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 5,000,000, par value $.001, shares of preferred stock.

COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be sold by the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Our financial statements from inception (February 18, 2009) through June 30, 2009 appearing in this prospectus and registration statement have been audited by HJ Associates & Consultants, LLP, independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Hypersolar Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

HYPERSOLAR, INC.

FINANCIAL STATEMENTS

HYPERSOLAR. INC.
(A Development Stage Company)
BALANCE SHEETS

	December 31, 2009	June 30, 2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$531,960	$3,657
Prepaid rent and security deposit	3,375	-

TOTAL CURRENT ASSETS	535,335	3,657

PROPERTY & EQUIPMENT
Computers and peripherals	3,211	-
Less: accumulated depreciation	(277)	-

NET PROPERTY AND EQUIPMENT	2,934	-

OTHER ASSETS
Domain, net of amortization $502 and $325, respectively	4,813	4,990
Patents	4,009	4,009

TOTAL OTHER ASSETS	8,822	8,999

TOTAL ASSETS	$547,091	$12,656

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$5,310	$-
Accrued expenses	181,463	1,045
Accrued interest, related party	556	592
Note payable, related party	-	44,553

TOTAL CURRENT LIABILITIES	187,329	46,190

SHAREHOLDERS' EQUITY (DEFICIT)
Preferred Stock, $0.001 par value;
5,000,000 authorized preferred shares	-	-
Common Stock, $0.001 par value;
500,000,000 authorized common shares
121,378,100 and 113,526,600 shares issued and outstanding, respectively	121,377	113,526
Additional Paid in Capital	671,762	(105,537)
Deficit Accumulated during the Development Stage	(433,377)	(41,523)

TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	359,762	(33,534)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$547,091	$12,656

The accompanying notes are an integral part of these financial statements

HYPERSOLAR. INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

			From Inception on
	For the Three	For the Six	February 18, 2009
	Months Ended	Months Ended	through
	December 31, 2009	December 31, 2009	December 31, 2009

REVENUE	$-	$-	$-

OPERATING EXPENSES
Selling and marketing expenses	19,191	19,191	23,790
General and administrative expenses	222,648	303,704	307,286
Research and development	43,331	65,750	98,175
Depreciation and amortization	366	454	779

TOTAL OPERATING EXPENSES	285,536	389,099	430,030

LOSS FROM OPERATIONS BEFORE OTHER INCOME/(EXPENSES)	(285,536)	(389,099)	(430,030)

TOTAL OTHER EXPENSES
Interest expense	(2,755)	(2,755)	(3,347)

LOSS BEFORE PROVISION FOR INCOME TAXES	(288,291)	(391,854)	(433,377)

Provision for income taxes	-	-	-

NET LOSS	$(288,291)	$(391,854)	$(433,377)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	117,080,736	115,303,668

The accompanying notes are an integral part of these financial statements

HYPERSOLAR. INC.
(A Development Stage Company)
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

						Deficit
						Accumulated
					Additional	during the
	Preferred stock		Common stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total
Balance at February 18, 2009	-	$-	-	$-	$-	$-	$-

Issuance of common stock in April 2009 for cash
(21,000,000 shares issued at $0.00005 per share)	-	-	21,000,000	21,000	(19,950)	-	1,050

Issuance of common stock in April 2009 for cash
(92,526,600 shares issued at $0.000075 per share)	-	-	92,526,600	92,526	(85,587)	-	6,939

Net Loss from inception (February 18, 2009) through June 30, 2009	-	-	-	-	-	(41,523)	(41,523)

Balance at June 30, 2009	-	-	113,526,600	113,526	(105,537)	(41,523)	(33,534)

Issuance of common stock in October 2009 for cash
(1,270,000 shares issued at $0.10 per share) (unaudited)	-	-	1,270,000	1,270	125,730	-	127,000

Issuance of common stock in November 2009 for cash
(3,944,000 shares issued at $0.10 per share) (unaudited)	-	-	3,944,000	3,944	390,456	-	394,400

Issuance of common stock in December 2009 for cash
(2,637,500 shares issued at $0.10 per share) (unaudited)	-	-	2,637,500	2,637	261,113	-	263,750

Net Loss for the six months ended December 31, 2009 (unaudited)	-	-	-	-	-	(391,854)	(391,854)

Balance at December 31, 2009 (unaudited)	-	$-	121,378,100	$121,377	$671,762	$(433,377)	$359,762

The accompanying notes are an integral part of these financial statements

HYPERSOLAR. INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended December 31, 2009	From Inception on February 18, 2009 through December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(391,854)	$(433,377)
Adjustment to reconcile net loss to net cash
used in operating activities
Depreciation & amortization expense	454	779
Change in Assets and Liabilities:
(Increase) Decrease in:
Deposits	(3,375)	(3,375)
Increase (Decrease) in:
Accounts payable	5,310	5,310
Accrued expenses	180,382	182,019

NET CASH USED IN OPERATING ACTIVITIES	(209,083)	(248,644)

NET CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of fixed assets	(3,211)	(3,211)
Purchase of intangible assets	-	(9,324)

NET CASH USED IN INVESTING ACTIVITIES	(3,211)	(12,535)

NET CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable, related party	110,000	154,553
Payment of notes payable, related party	(154,553)	(154,553)
Proceeds from issuance of common stock	785,150	793,139

NET CASH PROVIDED IN FINANCING ACTIVITIES	740,597	793,139

NET INCREASE IN CASH	528,303	531,960

CASH, BEGINNING OF PERIOD	3,657	-

CASH, END OF PERIOD	$531,960	$531,960

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$2,791	$-
Taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements

HYPERSOLAR, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009
1.	ORGANIZATION AND LINE OF BUSINESS

Organization
HyperSolar, Inc. (the "Company") was incorporated in the state of Nevada on February 18, 2009.  The Company, based in Santa Barbara, California, began operations on February 19, 2009 to develop and market a solar concentrator technology.

The accompanying interim unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended December 31, 2009 are not necessarily indicative of the results that may be expected for the year ending June 30, 2010. For further information, refer to the audited financial statements for the period ended June 30, 2009 and the notes thereto included in the Company’s Report.

Line of Business
The Company is currently in the stage of developing a thin flat optical layer, that can inexpensively collect and deliver substantially more sunlight onto solar cells. With HyperSolar as the top layer, manufacturers can use significantly fewer solar cells in the production of solar panels, thereby dramatically reducing the cost per watt of electricity.

Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  The Company does not generate revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.  The Company has obtained funds from its shareholders since its inception through the period ended December 31, 2009. Management believes this funding will continue, and has also obtained funding from new investors.  Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core business.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of HyperSolar, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Development Stage Activities and Operations
The Company has been in its initial stages of formation and for the period ended December 31, 2009, had no revenues. A development stage activity as one in which all efforts are devoted substantially to establishing a new business and even if planned principal operations have commenced, revenues are insignificant.

HYPERSOLAR, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition
The Company recognizes revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured. To date, the Company has had no revenues and is in the development stage.

Cash and Cash Equivalent
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Loss per Share Calculations
Loss per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. No shares for employee options or warrants were used in the calculation of the loss per share as they were all anti-dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the period ended December 31, 2009, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Recently issued pronouncements
In June 2009, the FASB issued guidance under Accounting Standards Codification (“ASC”) Topic 105, “Generally Accepted Accounting Principles” (SFAS No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles). This guidance establishes the FASB ASC as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. SFAS 168 and the ASC are effective for financial statements issued for interim and annual periods ending after September 15, 2009. The ASC supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the ASC has become non-authoritative. Following SFAS 168, the FASB will no longer issue new standards in the form of Statements, FSPs, or EITF Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to update the ASC, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the ASC. We adopted ASC 105 effective for our financial statements issued as of December 31, 2009. The adoption of this guidance did not have an impact on our financial statements but will alter the references to accounting literature within the financial statements.

In August 2009, the FASB issued guidance under Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value”. This guidance clarifies how the fair value a liability should be determined. This guidance is effective for the first reporting period after issuance. We have adopted this guidance for our interim period ending December 31, 2009. The adoption of this guidance has no material impact on our financial statements

HYPERSOLAR, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

3.	CAPITAL STOCK

As of the period ending June 30, 2009, the Company's authorized stock consisted of 70,000,000 shares of common stock with a par value of $0.001.  On September 9, 2009, the Company issued a twenty-to-one (20:1) split, and increased the authorized shares to 500,000,000 of common stock with a par value of $0.001.  For the purpose of these notes, the effects of the forward split have been reflected retroactively to the inception of the Company.

As of December 31, 2009, the Company’s authorized stock consisted of 500,000,000 shares of common stock, with a par value of $0.001. The Company is also authorized to issue 5,000,000 shares of preferred stock with a par value of $0.001 per share.  The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares. During the six months ended December 31, 2009, the Company issued 7,851,500 shares of common stock at $0.10 per share for cash in the amount of $785,150, through a private placement made pursuant to Rule 506 of Regulation D promulgated under section 4(2) of the Securities Act of 1933, as amended

4.	PROMISSORY NOTE PAYABLE RELATED PARTY

During the six months ended December 31, 2009, an investor loaned the Company additional funds for operations, in the amount of $110,000. The promissory notes to the investor totaled $154,553, with interest bearing at 5% per annum. The promissory notes were paid off as of December 31, 2009, which included interest of $2,755.

5.	RENTAL LEASE

The Company entered into a lease for a one year term expiring on September 30, 2010. The rent paid for the six months ended December 31, 2009 was $6,751.

6.	SUBSEQUENT EVENT

Management evaluated subsequent events after the balance sheet date of December 31, 2009 through February 2, 2010.

On January 26, 2010, the Company issued 1,520,800 shares of common stock for services with a fair value of $152,080.

As of January 29, 2010, through a private placement the Company issued 3,470,100 shares of common stock at a price of $0.10 per share for cash in the amount of $347,010.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
HyperSolar, Inc.

We have audited the accompanying balance sheet of HyperSolar, Inc. as of June 30, 2009, and the related statements of operations, shareholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HyperSolar, Inc. as of June 30, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assessment of the effectiveness of HyperSolar, Inc.'s internal control over financial reporting as of June 30, 2009 and accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the Note 1 to the financial statements, the Company has suffered a net loss from operations, and has experienced negative cash flows from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP
Salt Lake City, Utah
January 20, 2010

HYPERSOLAR. INC.
(A Development Stage Company)
BALANCE SHEET
June 30, 2009

ASSETS

CURRENT ASSETS
Cash	$3,657

TOTAL CURRENT ASSETS	3,657

OTHER ASSETS
Domain, net of amortization $325	4,990
Patents	4,009

TOTAL OTHER ASSETS	8,999

TOTAL ASSETS	$12,656

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
Accrued expenses	$1,045
Accrued interest, related party	592
Note payable, related party	44,553

TOTAL CURRENT LIABILITIES	46,190

SHAREHOLDERS' DEFICIT
Preferred Stock, $0.001 par value;
5,000,000 authorized preferred shares	-
Common Stock, $0.001 par value;
500,000,000 authorized common shares
113,526,600 shares issued and outstanding	113,526
Additional Paid in Capital	(105,537)
Deficit Accumulated during the Development Stage	(41,523)

TOTAL SHAREHOLDERS' DEFICIT	(33,534)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$12,656

The accompanying notes are an integral part of these financial statements

HYPERSOLAR. INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

From Inception on
February 18, 2009
through
June 30, 2009

REVENUE	$-

OPERATING EXPENSES
Selling and marketing expenses	4,599
General and administrative expenses	3,582
Research and development	32,425
Depreciation and amortization	325

TOTAL OPERATING EXPENSES	40,931

LOSS FROM OPERATIONS BEFORE OTHER INCOME/(EXPENSES)	(40,931)

TOTAL OTHER EXPENSES
Interest expense	(592)

LOSS BEFORE PROVISION FOR INCOME TAXES	(41,523)

Provision for income taxes	-

NET LOSS	$(41,523)

BASIC AND DILUTED LOSS PER SHARE	$0.00

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	57,941,532

The accompanying notes are an integral part of these financial statements

HYPERSOLAR. INC.
(A Development Stage Company)
STATEMENT OF SHAREHOLDERS' DEFICIT

						Deficit
						Accumulated
					Additional	during the
	Preferred stock		Common stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total
Balance at February 18, 2009	-	$-	-	$-	$-	$-	$-

Issueance of common stock in April 2009 for cash
(21,000,000 shares issued at $0.001 per share)	-	-	21,000,000	21,000	(19,950)	-	1,050

Issueance of common stock in April 2009 for cash
(92,526,600 shares issued at $0.0015 per share)	-	-	92,526,600	92,526	(85,587)	-	6,939

Net Loss from inception (February 18, 2009) through June 30, 2009	-	-	-	-	-	(41,523)	(41,523)

Balance at June 30, 2009	-	$-	113,526,600	$113,526	$(105,537)	$(41,523)	$(33,534)

The accompanying notes are an integral part of these financial statements

HYPERSOLAR. INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

From Inception on
February 18, 2009
through
June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(41,523)
Adjustment to reconcile net loss to net cash
used in operating activities
Depreciation & amortization expense	325
Change in Assets and Liabilities:
Increase (Decrease) in:
Accrued Expenses	1,637

NET CASH USED IN OPERATING ACTIVITIES	(39,561)

NET CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of intangible assets	(9,324)

NET CASH USED IN INVESTING ACTIVITIES	(9,324)

NET CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable, related party	44,553
Proceeds from issuance of common stock	7,989

NET CASH PROVIDED IN FINANCING ACTIVITIES	52,542

NET INCREASE IN CASH	3,657

CASH, BEGINNING OF YEAR	-

CASH, END OF YEAR	$3,657

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-
Taxes paid	$-

The accompanying notes are an integral part of these financial statements

HYPERSOLAR, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009

1.     ORGANIZATION AND LINE OF BUSINESS

Organization
HyperSolar, Inc. (the "Company") was incorporated in the state of Nevada on February 18, 2009.  The Company, based in Santa Barbara, California, began operations on February 19, 2009 to develop and market a solar concentrator cell technology.

Line of Business
The Company is currently in the stage of developing a thin flat optical layer, that can inexpensively collect and deliver substantially more sunlight onto solar cells. With HyperSolar as the top layer, manufacturers can use significantly fewer solar cells in the production of solar panels, thereby dramatically reducing the cost per watt of electricity.

Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  The Company does not generate revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.  The Company has obtained funds from its shareholders since its inception through the period ended June 30, 2009. Management believes this funding will continue, and has also obtained funding from new investors.  Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core  business.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of HyperSolar, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Development Stage Activities and Operations
The Company has been in its initial stages of formation and for the period ended June 30, 2009, had no revenues. A development stage activity as one in which all efforts are devoted substantially to establishing a new business and even if planned principal operations have commenced, revenues are insignificant.

Revenue Recognition
The Company recognizes revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured. To date, the Company has had no revenues and is in the development stage.

Cash and Cash Equivalent
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

HYPERSOLAR, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements.  Significant estimates made in preparing these financial statements include the estimate of useful lives of intangible assets, and the deferred tax valuation allowance. Actual results could differ from those estimates.

Fair Value of Financial Instruments
Disclosures about fair value of financial instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of June 30, 2009, the amounts reported for cash, accrued interest and other expenses, and notes payable approximate the fair value because of their short maturities.

Loss per Share Calculations
Loss per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. No shares for employee options or warrants were used in the calculation of the loss per share as they were all anti-dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the period ended June 30, 2009, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Income Taxes
The Company uses the liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

Advertising Costs
The Company expenses the cost of advertising and promotional materials when incurred.  Total advertising costs were $3,491 for the period ended June 30, 2009.

        Stock based Compensation
Share-based Payment applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. The Company will be required to follow a fair value approach using an option-pricing model, such as the Black Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option.

Recently issued pronouncements
The Company has adopted the accounting pronouncement for subsequent events, which establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This guidance applies to interim or annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Company's financial statements.

HYPERSOLAR, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009

3.     CAPITAL STOCK

As of June 30, 2009, the Company’s authorized stock consisted of 70,000,000 shares of common stock, with a par value of $0.001. Subsequently, the Company issued a twenty-to-one (20:1) split, and increased the authorized shares to 500,000,000 shares of common stock, with a par value of $0.001 already being effected.  The Company is also authorized to issue 5,000,000 shares of preferred stock with a par value of $0.001 per share.  The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares. During the period ended June 30, 2009, the Company issued 1,050,000 founders shares of common stock at $0.001 per share for cash in the amount of $1,050; Also, the Company issued 4,626,330 shares of common at $0.0015 per share for cash in the amount of $6,939.

4.     INTANGIBLE ASSETS

Intangible assets that have finite useful lives continue to be amortized over their useful lives, and are reviewed for impairment when warranted by economic condition.

	Useful Lives	2009
Domain - gross	15 years	$5,315
Less amortization		(325)
Domain - net		$4,990

Patents - gross	15 years	$4,009

5.     INCOME TAXES

        The Company files income tax returns in the U.S. Federal jurisdiction, and the state of California. The Company’s initial federal, state and local filings are subject to tax examinations for three years following the filing date.

Included in the balance at June 30, 2009, are no tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company's policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the period ended June 30, 2009, the Company did not recognize interest and penalties.

6.     DEFERRED TAX BENEFIT

At June 30, 2009, the Company had net operating loss carry-forwards of approximately $40,900 that may be offset against future taxable income from the year 2010 through 2030. No tax benefit has been reported in the financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 40% to pretax income from continuing operations for the period ended June 30, 2009 due to the following:

HYPERSOLAR, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009

6.     DEFERRED TAX BENEFIT (continued)

2009
Book income	$(16,609)
Amortization	-
Related party accrual	-

Valuation	16,609

Income tax expense	$-

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of June 30, 2009:

2009
Deferred tax assets:
NOL carryover	$16,354
Related party accrual	237
Deferred tax liabilities:
Amortization	8

Less Valuation Allowance	(16,609)

Net deferred tax asset	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

7.     PROMISSORY NOTE PAYABLE RELATED PARTY

During the period ended June 30, 2009, the Company issued promissory notes in the amount of $44,553. The promissory notes are from an investor, and the note bears interest at 5% per annum. The notes are due and payable upon demand by the holder. Interest expense for the period was $592.

HYPERSOLAR, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2009

7.     SUBSEQUENT EVENT

Management evaluated subsequent events after the balance sheet date of June 30, 2009 through January 20, 2010.

The Company entered into a one year lease agreement on August 31, 2009, to commence renting space on September 1, 2009. The monthly rental is $1,402.50.

On September 1, 2009, the Company entered into an employment agreement with Tim Young. Mr. Young was appointed President and CEO. Also, the Company entered into an employment agreement with Ronald Petkie. Mr. Petkie was appointed Chief Technology Officer.

On September 9, 2009, the Company agreed upon a twenty-for-one (20:1) forward split of its outstanding common stock. The financial statements have been adjusted retroactively to reflect this split. Also, the Company gained approval from the Board of Directors to increase its authorized common stock to 500,000,000.

As of January 15, 2010, through a private placement the Company issued 10,816,500 shares of common stock post split at a price of $0.10 per share.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement. All amounts are estimates except the Commission registration fee. The following expenses will be borne solely by us.

Commission registration fee	$155.31
Legal fees and expenses	$65,000.00
Accounting fees and expenses	$15,000.00
Miscellaneous expenses	$5,000.00
Total	$85,155.31

We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

Item 14. Indemnification of Directors and Officers

Under the Nevada Revised Statutes and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

In April 2009, the Company issued a total of 1,050,000 (or 21,000,000 post 20-for-1 forward split) shares of the Company¹s common stock as founder's shares for an aggregate sum of $1,050.00.

In April 2009 the Company issued a total of 4,626,330 (or 92,526,600 post 20-for-1 forward split) shares of the Company's common stock to accredited investors for an aggregate sum of $6,940.00

In January 2010 the Company completed a private placement for 11,321,600 shares of the Company's common stock for an aggregate proceeds of $1,132,160.

In January 2010, the Company issued a total of 1,367,800 shares of the Company's common stock to a consultant for services rendered.

In January 2010, the Company issued a total of 153,000 shares of the Company's common stock to  the company's secretary for services rendered.

* All of the above offerings and sales were deemed or determined by HyperSolar, Inc. to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of HyperSolar, Inc. or executive officers of HyperSolar, Inc., and transfer was restricted by HyperSolar, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

3.1	Articles of Incorporation of HyperSolar, Inc. filed with the Nevada Secretary of State on February 18, 2009. *

3.2	Articles of Amendment of Articles of Incorporation of HyperSolar, Inc. filed with the Nevada Secretary of State on September 11, 2009. *

3.4	Bylaws of HyperSolar, Inc. *

5.1	Opinion of Sichenzia Ross Friedman Ference LLP.*

10.1	Form of Subscription Agreement dated as of ____________, 2009. *

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).*

23.2	Consent of HJ Associates & Consultants, LLP*

*Filed herewith.

Incorporated by reference to the Form S-1, filed by the Company with the Securities and Exchange Commission on November 12, 2008.

Item 17. Undertakings

The undersigned Company hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on February 4, 2010.

HyperSolar, Inc.

By:	/s/ Timothy Young
Timothy Young
CHIEF EXECUTIVE OFFICER (PRINCIPAL EXECUTIVE OFFICER) AND ACTING CHIEF FINANCIAL OFFICER (PRINCIPAL ACCOUNTING AND FINANCIAL OFFICER)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Timothy Young  as his true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

	CHIEF EXECUTIVE OFFICER	February 4, 2010
/s/ Timothy Young	(PRINCIPAL EXECUTIVE OFFICER), ACTING CHIEF FINANCIAL OFFICER
Timothy Young	(PRINCIPAL ACCOUNTING AND
FINANCIAL OFFICER) AND
CHAIRMAN OF THE BOARD

/s/ Christopher Marquis	DIRECTOR	February 4 2010
Christopher Marquis